Exhibit 10.3

AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT

THIS AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT dated as of February 6, 2009 (the “Amendment”), is entered into by and between ELANDIA INTERNATIONAL INC., a Delaware corporation (the “Company”) and PETE R. PIZARRO, an individual (the “Executive”). Capitalized terms used in this Amendment and not otherwise defined in this Amendment have the meanings assigned to them in the Original Employment Agreement (defined below).

RECITALS

WHEREAS, the Company and the Executive entered into that certain Executive Employment Agreement, dated as of February 15, 2008, as amended April 29, 2008, and further amended August 13, 2008 (the “Original Employment Agreement”), whereby the Company agreed to employ the Executive as its President and Chief Executive Officer on the terms and conditions set forth in the Original Employment Agreement; and

WHEREAS, the Company and Stanford International Bank Ltd. entered into that certain Credit Agreement, dated as of July 21, 2008, as amended by (i) that certain First Amendment to Credit Agreement dated as of September 5, 2008, (ii) that certain Fourth Amendment to Preferred Stock Purchase Agreement and Second Amendment to Credit Agreement dated as of September 17, 2008 and (iii) that certain Third Amendment to Credit Agreement dated as of November 14, 2008 (the foregoing amendments together with the original Credit Agreement, collectively, the “Credit Agreement”), whereby Stanford committed to loan the Company up to $40,000,000 on the terms and conditions set forth in the Credit Agreement;

WHEREAS, Stanford’s funding commitment under the Credit Agreement was a material inducement for the Executive to enter into the Original Employment Agreement with the Company;

WHEREAS, as of the date hereof, the Company and Stanford have entered into a modification agreement, a copy of which is attached as Exhibit “A” hereto (the “Modification Agreement”), pursuant to which, among other things, the Company has agreed to amend the Credit Agreement in order to terminate Stanford’s obligation to fund any further amounts thereunder;

WHEREAS, the consummation of certain of the transactions contemplated by the Modification Agreement may constitute a breach by the Company of the Original Employment Agreement or otherwise allow the Executive to terminate the Original Employment Agreement for “Good Reason”;

WHEREAS, the Company has not yet adopted any bonus plan for Executive as otherwise required by Section 2(b) of the Original Employment Agreement;

WHEREAS, the Company and the Executive wish to amend the Original Employment Agreement as provided herein to, among other things, provide additional compensatory benefits to the Executive in consideration for his waiver of any breach by the Company of the Original Employment Agreement which may result from the consummation of the transactions contemplated by the Modification Agreement, and to agree upon terms for Executive’s 2009 bonus and set a timetable for adoption of Executive’s bonus plan for future years; and

WHEREAS, the Compensation Committee of the Board of Directors of the Company (acting on the recommendation of an independent compensation advisor) has (i) determined that this Amendment is advisable, (ii) determined that this Amendment and the transactions contemplated hereby, including the additional compensation to be provided to the Executive, are fair to and in the best interests of the Company, and (iii) approved this Amendment and the transactions contemplated hereby all upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

AGREEMENT

1. Modification of Stanford Financing Commitment. The Executive acknowledges and agrees that the modifications to the financing commitment made by Stanford in favor of the Company as set forth in the Modification Agreement shall not constitute: (A) a breach of any of the obligations of the Company under the terms and conditions of the Original Employment Agreement including, without limitation, the provisions of Sections 3 and 6(d)(iii) thereof, (B) a circumstance allowing the Executive to terminate the Original Employment Agreement for “Good Reason” as defined in Section 6(d)(iii) thereof, nor (C) grounds for the Executive to otherwise terminate the Original Employment Agreement. The modifications to Stanford’s financing obligations under the Credit Agreement include, without limitation, the following:

(a) The termination of any further obligation of Stanford to fund amounts under the Credit Agreement along with the cancellation of all loan documents related thereto;

(b) The conversion by Stanford of all amounts currently outstanding under the Credit Agreement ($12,000,000 plus accrued interest thereon) into 1,555,556 shares of Series B Convertible Preferred Stock of the Company; and

(c) The surrender by Stanford to the Company of 16,148,612 shares of common stock for cancellation as a result of which Stanford shall beneficially own no more than 49.9% of the issued and outstanding common stock of the Company.

The Executive hereby waives any rights or remedies he may have under the Original Employment Agreement, as amended hereby, arising from any matter described in this Section 1. The Executive, on behalf of himself and his heirs, administrators and personal representatives (the “Releasors”), hereby irrevocably and forever releases and discharges the Company and its stockholders, affiliates, directors, officers, employees, legal advisors and other representatives, and the respective successors and assigns of each of them (the “Releasees”) from any and all claims, demands, actions, obligations, and liabilities whatsoever, whether absolute or contingent, liquidated or unliquidated, both at law and in equity which the Executive or any other Releasor now has, has ever had or may hereafter have against the respective Releasees arising contemporaneously with or prior to the date hereof on account of or arising out of any matter described in this Section 1. Nothing in this Amendment shall constitute or be construed as a waiver by Executive of any subsequent breach or violation of the Original Employment Agreement (as amended by this Amendment) by the Company, or a limitation on the rights of Executive to terminate the Original Employment Agreement for other circumstances constituting Good Reason.

2. Additional Compensatory Benefits. In connection with the Modification Agreement and the transactions contemplated thereby and in consideration of the Executive’s acknowledgment and waiver of rights and remedies set forth in Section 1, above, the Executive shall be entitled to the following additional compensatory benefits:

(a) The exercise price with respect to the options to purchase 3,122,000 shares of common stock of the Company previously granted to the Executive pursuant to the Original Employment Agreement and that certain Incentive Stock Option Agreement, dated February 15, 2008, shall be reduced from $3.07 per share to an amount equal to the fair market value of the Company’s common stock as determined by the Company’s Compensation Committee, based on the mean average of the high and low trading price of the Company’s common stock as traded on the public market for such common stock on the day of the effectiveness of the re-pricing amendment of the Company’s 2008 Executive Incentive Plan pursuant to SEC Rule 14c-2(b) which, in any case, shall be at least five business days following the later of (i) the public disclosure of the Modification Agreement and (ii) the public disclosure of the Company’s presently pending proposed material acquisition, or the adoption of a resolution by its Board of Directors to terminate efforts to conclude such proposed transaction;

(b) Upon the re-pricing of the presently outstanding options set forth in Section 2(a) hereof, the Executive will be granted options to purchase an additional 1,000,000 shares of common stock of the Company, subject to vesting and other terms and conditions set forth in an Incentive Stock Option Agreement in the form attached as Exhibit “B” hereto; at an exercise price per share equal to the fair market value of the Company’s common stock as determined by the Company’s Compensation Committee, based on the mean average of the high and low trading price of the Company’s common stock as traded on the public market for such common stock on the day of the effectiveness of the re-pricing amendment of the Company’s 2008 Executive Incentive Plan pursuant to SEC Rule 14c-2(b) which, in any case, shall be at least five business days following the later of (i) the public disclosure of the Modification Agreement and (ii) the public disclosure of the Company’s presently pending proposed material acquisition, or the adoption of a resolution by its Board of Directors to terminate efforts to conclude such proposed transaction;

(c) Any “unvested” shares of common stock of the Company granted to the Executive as a part of the 750,000 share restricted stock award pursuant to the Original Employment Agreement shall immediately vest, and any and all other contractual restrictions imposed by virtue of Section 2 of the Executive’s Stock Award Agreement, dated as of February 15, 2008, or other agreements or documents shall immediately terminate, and the Company shall deliver to the Executive the certificate(s) evidencing such shares without any legend thereon (except for any legend required by applicable securities laws); and

(d) The Executive’s full bonus for 2008 in the amount of $375,000, as provided in the Original Employment Agreement, shall be paid to the Executive within five business days of the execution of this Amendment.

The Company and the Executive acknowledge and agree that on execution of this Amendment the exercise price for each stock option described above is at least the fair market value of the Company’s common stock, and intend for such stock options to be exempt from Section 409A of the Code.

3. Amendments to Agreement. The Original Employment Agreement is further amended as follows:

(a) The last sentence of Section 1 of the Original Employment Agreement is amended and restated to read as follows: “During the Term, Executive shall not engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without the prior written consent of the Board; provided, however, that Executive shall be entitled to serve as a partner in Sprimont Capital and to serve on one outside “for-profit” board of directors (or, if the Executive is no longer a partner in Sprimont Capital, to serve on up to two outside “for-profit” boards of directors), and on the boards of two civic/community organizations or charitable institutions, as long as that service does not conflict with the Executive’s full-time commitment to the Company.”

(b) Section 2(b) of the Original Employment Agreement is amended as follows:

(i) The fifth sentence thereof is amended by replacing “March 31” with “March 15.”

(ii) The following is added at the end thereof: “Notwithstanding the foregoing, (x) for 2009, Executive will be paid a guaranteed bonus of $375,000; payable in equal installments (twice a month) during the remainder of 2009 in accordance with the Company’s normal payroll practices, commencing with the Company’s first payroll date in February, 2009, and (y) a written Senior Management Incentive Compensation Plan applicable to years 2010 and beyond shall be adopted no later than December, 2009.”

(c) The following is added after Section 2(i) of the Original Employment Agreement as new Section 2(j):

“(j) Approval of Trading Plan. The Company shall amend its Policy Governing Insider Trading (the “Policy”), consistent with reasonable and customary market practices, by March 31, 2009, to (a) permit, with the approval of the Company, the adoption of written plans for trading Company securities in accordance with all applicable federal securities laws, including, but not limited to, Securities and Exchange Commission Rule 10b5-1(c) (17 C.F.R. Section 240.10b5-1(c)) (a “Trading Plan”), and (b) exempt transactions made pursuant to approved Trading Plans from the Policy. After such amendment to the Policy is adopted, the

Company shall, subject to compliance with applicable requirements, approve a Trading Plan for the Executive with respect to shares of the Company’s common stock owned by the Executive.”

4. Miscellaneous.

(a) The Original Employment Agreement is reaffirmed and ratified in all respects, except as expressly provided herein.

(b) The Executive’s representations and warranties contained in the Original Employment Agreement are true and correct in all respects on and as of the date hereof, as though made on and as of such date, except to the extent that any such representation or warranty relates solely to an earlier date, in which case such representation or warranty is true and correct in all respects on and as of such earlier date. The Executive has performed all covenants and agreements required to be performed pursuant to the Original Employment Agreement in all respects on and as of the date hereof and as of the date hereof there exists no violation or default by Executive (or any event which with the giving of notice, or lapse of time or both, would result in a violation or become a default by Executive) under the Original Employment Agreement.

(c) In the event of any conflict between the terms or provisions of this Amendment and the Original Employment Agreement, then this Amendment shall prevail in all respects. Otherwise, the provisions of the Original Employment Agreement shall remain in full force and effect.

(d) The parties shall execute and deliver any other instruments or documents and take any further actions after the execution of this Amendment, which may be reasonably required for the implementation of this Amendment and the transactions contemplated hereby.

(e) This Amendment may be executed simultaneously in two or more counterparts, each of which will be deemed to be an original copy of this Amendment and all of which together will be deemed to constitute one and the same agreement. A facsimile or PDF copy of a signature shall be deemed an original signature.

(f) The Company agrees to pay all reasonable legal fees and expenses incurred by the Executive in connection with negotiation of this Amendment and related transactions.

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

COMPANY:

ELANDIA INTERNATIONAL INC.

By:	/s/ Harley L. Rollins
Name:	Harley L. Rollins
Title:	Chief Financial Officer

EXECUTIVE:

/s/ Pete R. Pizarro
Pete R. Pizarro